AMENDMENT No. 3 to
                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Amendment No. 3 (the "Third Amendment"), dated and effective as of October 12, 1998 (the "Commencement Date"), by and among Sheridan Healthcare, Inc. (formerly SAMA Holdings, Inc.), a Delaware corporation ("Holdings"), Sheridan Healthcorp, Inc. (formerly Southeastern Anesthesia Management Associates, Inc.), a Florida corporation (the "Company"), and Jay A. Martus (the "Executive"), amends the Executive Employment Agreement, dated as of January 1, 1995 and entered into by and among Holdings, the Company and the Executive (the "Employment Agreement").

                             PRELIMINARY STATEMENTS

         1. The Executive is and has been an employee of the Company and the parties entered into the Employment Agreement to assure the ongoing services of the Executive.

         2. The parties entered into an amendment to the Agreement, dated as of August 1, 1995 (the "First Amendment"). The parties also entered into an second amendment to the Agreement, dated as of August 15, 1998 (the "Second Amendment") The Agreement, the First Amendment, Second Amendment and this Third Amendment shall be collectively, the "Agreement". All capitalized terms not defined in this Second Amendment shall have the meanings given them in the Agreement.

         3. The parties desire to assure the ongoing services of the Executive and to further amend the Employment Agreement as described in this Third Amendment.

         4. The Employment Agreement provides in Section 16 that it may be amended by an agreement in writing signed by each of the parties.

         In consideration of the mutual promises and covenants contained in this Second Amendment, the parties agree as follows:

                                    AGREEMENT

1. At the end of Section 4 of the Agreement, entitled Duties, add the following sentence:

         The Executive shall administer the Company's risk management program, including supervision of claims, procurement of insurance, coordination of outside litigation and arbitration counsel (collectively, the Risk Management Services"). In the event the Executive determines not to continue to administer the Risk Management Services, the Executive shall provide the Company, at least thirty days prior to the date (the "Termination Date") the Executive will be terminating his provision of Risk Management Services, with a written notice of the Executive's election to discontinue the Risk Management Services.

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2. The first sentence of Section 5 of the Agreement,  entitled Compensation,  is deleted in its entirety and is replaced by the following:

         During the Term of Employment, beginning on October 4, 1998, the Company shall pay the Executive as compensation for the performance of his duties under this Agreement, a salary at an annual rate of Two Hundred Forty Five Thousand Dollars ($245,000.00) per annum (the "Base Salary"). In the event the Executive determines not to continue to administer the Risk Management Services, then upon the Termination Date, the Base Salary shall be reduced by Twenty Five Thousand Dollars ($25,000.00).

                  Each calendar year during the term of the Executive's Employment Agreement, the Company's Board of Directors shall establish an earnings per share target for the Company (the "Target"). The Target should be a reasonable growth amount in earnings per share when compared with the Company's preceding years' actual earnings per share. A bonus pool (the "Pool") shall be established for each calendar year for at least thirty percent (30%) of the amount of the Company's earnings, if any, in excess of the Target (the "Excess Amount"). During the term of their respective employment agreements with the Company and during any time period which that person is eligible to receive severance payments, the persons who shall be eligible to participate in the Pool shall be Mitchell Eisenberg, Lewis Gold, Jay Martus and Michael Schundler. Additionally, from time to time, any or all of the following persons or their replacements or substitutes may be designated, during the term of their employment with the Company, by Mitchell Eisenberg, in his discretion as it may be exercised from time to time, to also participate in the Pool: Robert Coward, Gilbert Drozdow and/or Mary Kittle. Eisenberg, Gold and Schundler shall each be entitled to a maximum portion of the Pool up to an amount equal to thirty percent (30%) of their then current base salaries (the "Maximum Portion" and Martus shall each be entitled to a maximum portion of the Pool up to fifteen percent (15%) of his then current base salary (also, the "Maximum Portion"). Coward, Drozdow and Kittle, if included in the Pool by Eisenberg, shall each be entitled to a maximum portion of the Pool up to an amount equal to fifteen percent (15%) of their then current base salaries (also, the "Maximum Portion"). Provided they each remain eligible to participate in the Pool, the "Pool Participants" shall be: Eisenberg, Gold, Martus and Schundler and to the extent selected by Eisenberg in any calendar year: Coward, Drozdow and Kittle. A Pool Participant's portion of the Pool in a given calendar year shall be determined as follows: (i) multiply the Pool Participant's then current base salary times their Maximum Portion (the product of that calculation is the, "Maximum Target Bonus"); then (ii) divide the Executive's Maximum Target Bonus by the sum of all of that calendar year's Pool Participants' (including the Executive) then current Maximum Target Bonuses. The Company shall pay to each Pool Participant their portion of the Pool on or before the March 1 in the immediately succeeding calendar year from the calendar year the bonus was based upon.

3. Except as set forth in paragraph 1 - 2 of this Third Amendment, the Employment Agreement shall remain in full force and effect.


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4. This Third  Amendment  shall be governed by and construed  under the laws and solely in the courts of the State of Florida, without regard to the conflicts of law provisions thereof. This Third Amendment may be executed in two or more counterparts, each of which shall constitute an original.

         The parties have executed this Third Amendment as of October 12, 1998.


                                        COMPANY:

                                         SHERIDAN HEALTHCORP, INC.

                                         By:
                                            ------------------------------------
                                            Mitchell Eisenberg, President


                                         HOLDINGS:

                                         SHERIDAN HEALTHCARE, INC.


                                         By:
                                            ------------------------------------
                                            Mitchell Eisenberg, President



                                         EXECUTIVE:


                                         ---------------------------------------
                                         Jay A. Martus, Esq.


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